Press Contacts

Jenni Moyer, Comcast 215/851-3311	Tom Southwick, Starz Encore 720-852-5821

COMCAST AND STARZ ENCORE GROUP

ANNOUNCE DISTRIBUTION AGREEMENT

PHILADELPHIA, AND ENGLEWOOD, CO (September 23, 2003) — Comcast Cable, the country’s leading cable and broadband communications provider, and Starz Encore Group LLC, one of the largest providers of premium movie services in the United States, today announced that they have reached a multi-year agreement that provides for carriage of the STARZ! and Encore movie services on Comcast’s cable systems.  In addition to the core STARZ! and Encore channels, the agreement allows for the distribution of Starz On Demand® and Encore On Demand®  subscription video on demand (SVOD) movie services (with more than 100 movies per month) as well as STARZ! HDsm, the new high-definition version of STARZ!.

Comcast will make Starz on Demand  available in select areas where Comcast’s ON DEMAND service is now offered and in certain new ON DEMAND markets as they are launched.  Starz Encore will also develop an on-demand version of Encore, Encore On Demand, which will be made available to the same Comcast systems.  This will provide Comcast customers access to Encore’s vast library of classic and hit films, allowing viewers to watch as often as they like, when they like and to pause, rewind or fast forward.

STARZ! HD will be added to certain Comcast lineups where Comcast’s HD service is available and will continue to be rolled out to customers as Comcast’s HD service launches in additional markets.  Consistent with Comcast’s business model, the video on demand and HD services will be available at no additional monthly charge to Comcast Digital Cable customers with a subscription to STARZ! and Encore.

In addition, Comcast will roll out a new channel STARZ! Kids that will offer a slate of blockbuster films such as “Finding Nemo” and “Pirates of the Caribbean,” and classic movies tailored to a younger audience.

“We are pleased to announce this agreement with Starz Encore, which has become a destination for movie lovers,” said Steve Burke, President of Comcast Cable.  “This amicable resolution is a win-win for Comcast, Starz Encore and most importantly our customers, who will continue to enjoy blockbuster movie titles each month as well as experience more choice and convenience with the expanded viewing options offered by video on demand and high definition.”

Starz Encore chairman, CEO and founder John Sie said  “This agreement renews and extends the agreement between the country’s largest cable operating company and the provider of the most extensive list of blockbuster films, allowing for growth at both companies and additional services for Comcast customers.  I am particularly pleased that the agreement allows for a brand transformation approach to the rollout of  the SVOD versions of our services.  Both Comcast and Starz Encore share the belief that SVOD is the wave of the future and that it should be made available as soon as possible to Comcast’s rapidly growing base of digital customers.”

The agreement also resolves all litigation pending between Comcast and Starz Encore with respect to the agreement entered into between Starz Encore and AT&T Broadband, which was party to a business combination with Comcast on November 18, 2002.  Payments by Comcast under the agreement, which applies to all Comcast owned and operated systems including the former AT&T Broadband systems, will be made on a per-subscriber basis rather than the flat fee arrangement called for by the AT&T Broadband agreement, and there is no provision for the pass-through of incremental programming costs as was the case under the AT&T Broadband agreement.

Additional details of the agreement, which is subject to approval by Starz Encore lenders, were not disclosed.

About Starz Encore Group

Starz Encore Group LLC (Starz Encore) is the largest provider of premium movie services in the United States with approximately 142 million pay units. Starz Encore offerings include the STARZ Super Pak®, with up to 13 digital movie channels and about 800 movies per month; Starz On Demand®, the only on-demand pay TV subscription service available on cable, satellite, and broadband platforms; and a suite of advanced video offerings, including STARZ! HDsm , STARZ! Hi Ressm, Sharper Movies HDsm, and Starz On Demand HDsm. Starz Encore is a wholly-owned subsidiary of Liberty Media Corporation (NYSE: L, LMCb), www.starzencore.com.

About Comcast

Headquartered in Philadelphia, Comcast Cable is a division of Comcast Corporation (NASDAQ: CMCSA, CMCSK), a developer, manager and operator of broadband cable networks and provider of programming content. Operating in 17 of the United States’ 20 largest metropolitan areas, Comcast is one of the leading communications, media and entertainment companies in the world.  Providing basic cable, Digital Cable, high-speed Internet and telephone services, Comcast is the company to look to first for the communications products and services that connect people to what’s important in their lives.  The company’s 55,000 employees, in six divisions, serve more than 21 million customers.

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